UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 3, 2012

Acorda Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-50513	13-3831168
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

	420 Saw Mill River Road, Ardsley, NY	10502
	(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (914) 347-4300

Not Applicable
Former name or former address, if changed since last report

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 9, 2012, Acorda Therapeutics, Inc. (the “Company”) announced that it has named Jane Wasman as President, International. Ms. Wasman most recently has served as the Company’s Chief, Strategic Development and General Counsel. In her new role, Ms. Wasman will lead the Company’s efforts to identify and launch in-licensing and commercial opportunities outside the United States. She will also be responsible for managing the Company’s collaboration with Biogen Idec in their international development and commercialization of FAMPYRA® (prolonged-release fampridine tablets). Ms. Wasman will also continue to lead the Company’s global strategic development and will retain the title of General Counsel and Corporate Secretary.  A copy of the press release issued by the Company announcing Ms. Wasman’s new role is attached as Exhibit 99.1 to this Current Report on Form 8-K, and incorporated by reference into this Item.

    In light of Ms Wasman’s promotion and new responsibilities, the Compensation Committee of the Company’s Board of Directors made certain adjustments to Ms. Wasman’s compensation, based upon an assessment of Ms. Wasman’s overall responsibilities and competitive peer data provided by the Committee’s outside compensation consultant.  Ms. Wasman’s annual base salary has been increased as of October 1, 2012, to $500,000, and her target bonus amount for the Company’s annual cash bonus program (as a percentage of her annual base salary) has been increased to 60%.  Also, Ms. Wasman was awarded 30,000 restricted shares of the Company’s Common Stock, and an option to purchase 50,000 shares of the Company’s Common Stock at an exercise price of $26.46 per share (the NASDAQ stock market closing price on October 3, 2012, the grant date).  These awards were granted subject to vesting and other terms and conditions consistent with the Company’s normal grant practices.  The Company and Ms. Wasman intend to amend her employment agreement to reflect the changes in her role and compensation.

Item 9.01                      Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated October 9, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Acorda Therapeutics, Inc.

October 9, 2012	By:	/s/ David Lawrence________
Name: David Lawrence
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated October 9, 2012